Exhibit 10.15.4

THIRD AMENDMENT TO LEASE
This Third Amendment to Lease (the "Amendment'), dated June 1, 2016 for references purposes only, is made and entered into by and between Nassau Land Company, L.P., a California limited partnership (the "Landlord'), and Resonant, Inc., a Delaware corporation (the "Tenant'), with reference to the following facts:
RECITALS:

A.Landlord is the owner of the real property and improvements consisting of approximately 63,283 square feet of leasable space located in the Castilian Technical Center situated at 110, 130 and 150 Castilian Drive, Goleta, California (the "Project'). The building situated at 110 Castilian Drive (the "Building") currently consists of approximately 25,720 square feet of leasable space.

B.Landlord and Tenant entered into a Multi-Tenant Industrial Lease dated August 9, 2013 (the "Original Lease"), whereby Landlord leased to Tenant. and Tenant leased from Landlord, approximately 3,608 square feet of leasable space located within the Project and commonly known as 110 Castilian Drive, Suite 100, Goleta, California (the "Original Premises").

C.Landlord and Tenant entered into a written First Amendment to Lease dated March 20, 2014 expanding the leased Premises to include the space adjacent to the Original Premises commonly known as Suite 103 located in the Building consisting of approximately 1,916 leasable square feet (the "Expansion Premises").

D.Landlord and Tenant entered into a written Second Amendment. Lease dated September 15, 2014, whereby landlord temporarily leased to Tenant approximately 1,500 square feet of additional leasable space located on the second (2nd) floor of the Building as outlined in the Site Plan attached as Exhibit A to the Second Amendment (the "Additional Premises'') for the period commencing September 4, 2014 and ending January 15, 2015.

E.Landlord and Tenant wish to amend the leased Premises to include the Additional Premises and to address other matters, including, without limitation, changes to the amount of Rent.

F.The parties have agreed to execute this Amendment in order to memorialize their understandings regarding certain amendments to the Lease.

G.All capitalized terms that appear in this Amendment and are not defined herein shall have the meaning ascribed thereto in the Lease.

AGREEMENTS:

NOW THEREFORE, the parties hereto, intended to be legally bound, do hereby agree and further amend the Lease as follows:
1.     AMENDMENTS TO LEASE. Notwithstanding any other provisions of the Lease to the contrary, effective as of the date set forth above, the Lease is hereby amended as follows:

1.1     Delivery Date. Landlord shall deliver the Additional Premises to Tenant, in its "as is" condition, on June 15, 2016 (the "Addition Delivery Date”).

1.2     Premises. Effective as of the Addition Delivery Date, the Additional Premises shall be part of the Premises under this Lease, so that the term "Premises" in this Lease shall refer to the Original Premises plus the Expansion Premises plus the Additional Premises and the leased Premises shall consist of a total of 7,024 leaseable square feet through the end of the Addition Term (as defined below).

1.3     Addition Term. The lease Term for the Additional Premises (the "Addition Term") shall commence upon the Addition Delivery Date and shall continue on a month-to-month basis through the expiration of the Lease. Landlord and Tenant each reserve the right to terminate Tenant's right to lease the Additional Premises provided notification of such termination is at least thirty (30) days prior to the such date of termination. At the expiration of the Addition Term, Tenant shall return the Additional Premises to landlord in accordance with Section 25.1 (Surrender of the Premises) of the Original Lease.

1.4    Tenant shall have no right to sublet, license or assign the right to lease the Additional Premises.

1.5    Monthly Base Rent. During the Addition Term, the Monthly Base Rent for the Additional Premises shall be the sum of $1.55 per square feet per month (NNN) payment in monthly installments of $2,325 .00 (NNN).

1.6    Operating Expenses. Effective throughout the Addition Term, Tenant's proportionate share of the Building Expenses shall be twenty-seven and 31/100 percent (27.31%) and Tenant's proportionate share of the Project Operating Expenses shall be eleven and 10/100'percent (11.10%).

2. MISCELLANEOUS.

2.1     In the event of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

2.2      This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.

2.3 Landlord and Tenant represent and warrant that all signatories hereto signing in a representative capacity have been duly authorized by and on behalf of their respective principals to execute this Amendment.

AGREED THIS 15th day of August 2016.

LANDLORD:	TENANT:

NASSAU LAND COMPANY, L.P.	RESONANT INC
a California limited partnership	a Delaware corporation

By: Michael Towbes Construction & Development, Inc., a
California corporation
Its: General Partner

By: /s/ MichaelTowbes	By: /s/ John M. Philpott
Its: President	Its: CFO